Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Mark A. Varney, Ph.D.	Erika Moran/Dian Griesel, Ph.D.
President and CEO	Media Contact:
Cortex Pharmaceuticals, Inc.	Janet Vasquez
949.727.3157	The Investor Relations Group
212.825.3210

Cortex Pharmaceuticals Announces Corporate Restructuring and Workforce Reduction

Irvine, CA (March 19, 2009) — Cortex Pharmaceuticals, Inc. (NYSE Alternext US (COR)) announced a significant restructuring of its organization which involved a reduction of personnel by approximately 50%. The workforce reduction is in addition to other capital preserving initiatives, including the reduction of salaries for the Company’s Executive Officers. Because of the continuing uncertainty in the capital markets and the global economy, Cortex took steps to reduce its monthly spending requirements to align its current resources with its strongest near-term opportunities. Cortex will focus its efforts on the development of its clinical programs involving CX717 and CX1739, which it believes will have the greatest opportunity for creation of shareholder value. At the same time it has significantly reduced basic research efforts in early, non-clinical stage programs.

“This restructuring is an absolute necessity in the light of the current financial climate,” said Mark Varney, Ph.D., President and CEO of Cortex. “I would like to express my gratitude for the contributions and commitment of our outstanding employees who were impacted by the workforce reduction. However, we need to ensure that Cortex can continue to advance its promising pipeline compounds. In the near term, these programs have the potential to address three very large markets of ADHD, sleep apnea and respiratory depression. Obviously, over the longer term we plan to continue to develop additional applications in Alzheimer’s disease, Parkinson’s disease, and other neurodegenerative disorders.”

Currently, Cortex has four programs in clinical or preclinical development representing diverse chemical structures and market opportunities. These programs include:

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CX717: one of Cortex’s Low Impact AMPAKINE® drugs that achieved proof-of-concept in opioid-induced respiratory depression. Current efforts are focused on the development of an intravenous dosage form of CX717.

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CX1739: an AMPAKINE compound that is currently in a Phase II sleep apnea study, with expected completion around mid-2009. A Phase II study in ADHD in adult patients is planned to be initiated around mid-year in the US.

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CX1942: a unique AMPAKINE pro-drug with enhanced water solubility which is approximately 5-6 times as potent as CX717 and has potential in both i.v. and oral respiratory depression applications and sleep apnea. Cortex plans to advance the compound into toxicology and Phase I clinical trials over the next year, when additional capital becomes available.

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CX2007: A compound in a new chemistry space, with a longer half-life than other compounds that will be advanced for the treatment of ADHD and Alzheimer’s disease, when additional capital becomes available.

“Given the current state of the capital markets, we will continue to evaluate all options for raising cash, including licensing, partnering, and other strategic options. Cortex is currently working diligently to secure several out-licensing and partnering opportunities, which if and when completed, will provide a significant infusion of capital,” stated Mark Varney.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for treating psychiatric disorders, neurological diseases and brain-mediated breathing disorders. Cortex is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s and Huntington’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. For additional information regarding Cortex, please visit the Company’s website at http://www.cortexpharm.com.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The success of such activities depends on a number of factors, including the risks that the Company may not be able to raise sufficient capital to fund its operations; that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that patents may not issue from the Company’s patent applications; that competitors may challenge or design around the Company’s patents or develop competing technologies; that the Company may have insufficient resources to undertake proposed clinical studies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

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